SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                    FILED PURSUANT TO RULES 13d-1(b)(c), AND
                        (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 2)*

                         Guilford Pharmaceuticals, Inc.
                   ------------------------------------------
                                (Name of Issuer)

                                  Common Stock
                   ------------------------------------------
                         (Title of Class of Securities)

                                    401829106
                         ------------------------------
                                 (CUSIP Number)

                                December 31, 2000
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

(x) Rule 13d-1(b)
( ) Rule 13d-(c)
( ) Rule 13d-1(d)

----------------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))
                               Page 1 of 13 Pages

CUSIP No. 401829106                     13G                   Page 2 of 13 Pages


1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         College Retirement Equities Fund
         I.R.S. #13-6022-042


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) ( )
                                                              (b) (X)
         See Exhibit A Attached

3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York


NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER                  1,374,100

         6.       SHARED VOTING POWER                None

         7.       SOLE DISPOSITIVE POWER             None

         8.       SHARED DISPOSITIVE POWER           1,374,100 (shared with its
         investment adviser, TIAA-CREF Investment Management, LLC)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    1,374,100

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                    (  )


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                    5.749%

12.      TYPE OF REPORTING PERSON*

                                    IV

                      * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 401829106                      13G                  Page 3 of 13 Pages


1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         TIAA Separate Account VA-1
         I.R.S. #13-1624203


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) ( )
                                                              (b) (X)
         See Exhibit A Attached

3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York


NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER                  200

         6.       SHARED VOTING POWER                None

         7.       SOLE DISPOSITIVE POWER             None

         8.       SHARED DISPOSITIVE POWER           200
         (shared with its investment adviser, Teachers Advisors, Inc.)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    200

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                    (  )


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                    0.001%

12.      TYPE OF REPORTING PERSON*

                                    IV


                      * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 401829106                     13G                   Page 4 of 13 Pages


1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         TIAA-CREF Mutual Funds
         I.R.S. #13-3930560 (Growth Equity Fund)
                    #13-4088138 (Equity Index Fund)


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) ( )
                                                              (b) (X)
         See Exhibit A Attached

3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware


NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER                  54,967

         6.       SHARED VOTING POWER                None

         7.       SOLE DISPOSITIVE POWER             None

         8.       SHARED DISPOSITIVE POWER           54,967
         (shared with its investment adviser, Teachers Advisors, Inc.)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    54,967

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                    (  )


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                    0.230%

12.      TYPE OF REPORTING PERSON*

                                    IV

                      * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 401829106                      13G                  Page 5 of 13 Pages


1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         TIAA-CREF Institutional Mutual Funds
         I.R.S. #13-4055168 (Institutional Growth Equity Fund)
                #13-4055170 (Institutional Equity Index Fund)


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) ( )
                                                              (b) (X)
         See Exhibit A Attached

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware


NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER                  5,178

         6.       SHARED VOTING POWER                None

         7.       SOLE DISPOSITIVE POWER             None

         8.       SHARED DISPOSITIVE POWER           5,178
         (shared with its investment adviser, Teachers Advisors, Inc.)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    5,178

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                    (  )

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                    0.022%

12.      TYPE OF REPORTING PERSON*

                                    IV


                      * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 925529208                     13G                  Page 6 of 13 Pages


1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         TIAA-CREF Life Funds
         I.R.S. #13-4100624 (Growth Equity Fund)

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) ( )
                                                              (b) (X)
         See Exhibit A Attached

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER                  3,700

         6.       SHARED VOTING POWER                None

         7.       SOLE DISPOSITIVE POWER             None

         8.       SHARED DISPOSITIVE POWER           3,700
         (shared with its investment adviser, Teachers Advisors, Inc.)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    3,700

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                    (  )

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                    0.015%

12.      TYPE OF REPORTING PERSON*

                                    IV


                      * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 401829106                      13G                  Page 7 of 13 Pages


1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         NYS College Choice Tuition LLC ("NYS Tuition LLC")
         I.R.S. #13-4024889


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) ( )
                                                              (b) (X)
         See Exhibit A Attached

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York


NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER                  None

         6.       SHARED VOTING POWER                14,336
                                                     (Shared    with    Teachers
                                                     Insurance    and    Annuity
                                                     Association       ("TIAA"),
                                                     Teachers Advisors, Inc. and
                                                     the   Comptroller   of  the
                                                     State of New York)

         7.       SOLE DISPOSITIVE POWER             None

         8.       SHARED DISPOSITIVE POWER           14,336
         (shared with TIAA and Teachers Advisors, Inc., its investment adviser)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    14,336

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                    (  )


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                    0.060%

12.      TYPE OF REPORTING PERSON*

                                    OO

                      * SEE INSTRUCTION BEFORE FILLING OUT!

                                                              Page 8 of 13 Pages

Item 1(a).        NAME OF ISSUER:

                  Guilford Pharmaceuticals, Inc.

Item 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  6611 Tributary Street
                  Baltimore, MD 21224

Item 2(a).        NAME OF PERSON FILING:
                  (1)  College Retirement Equities Fund ("CREF")
                  (2)  TIAA Separate Account VA-1 ("VA-1")
                  (3)  TIAA-CREF Mutual Funds ("Mutual Funds")
                  (4)  TIAA-CREF Institutional Mutual Funds
                       ("Institutional")
                  (5)  TIAA-CREF Life Funds ("Life Funds")
                  (6)  NYS College Choice Tuition LLC
                       ("NYS Tuition LLC")

Item 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                  (1)  CREF -   730 Third Avenue
                                New York, N.Y.  10017
                  (2)  VA-1 -   730 Third Avenue
                                New York, N.Y.  10017
                  (3)  Mutual   730 Third Avenue
                       Funds -  New York, N.Y. 10017
                  (4)  Institutional - 730 Third Avenue
                                New York, N.Y. 10017
                  (5)  Life     730 Third Avenue
                       Funds -  New York, N.Y. 10017
                  (6)  NYS
                       Tuition  730 Third Avenue
                       LLC -    New York, N.Y. 10017

Item 2(c).        CITIZENSHIP:
                  (1)  CREF - Incorporated in New York
                  (2)  VA-1 - Established in New York
                  (3)  Mutual Funds - Incorporated in Delaware
                  (4)  Institutional - Incorporated in Delaware
                  (5)  Life Funds - Incorporated in Delaware
                  (6)  NYS Tuition LLC - Organized in New York

Item 2(d).        TITLE OF CLASS OF SECURITIES:
                  Common Stock

Item 2(e).        CUSIP NUMBER: 401829106

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

(a)      ( )  Broker or dealer registered under Section 15 of the
              Exchange Act.
(b)      ( )  Bank as defined in Section 3(a)(6) of the Exchange Act.
(c)      ( )  Insurance company as defined in Section 3(a)(19) of the Exchange
              Act.
(d)      (x)  Investment Company registered under Section 8 of the Investment
              Company Act.

                                                             Page 9 of 13 Pages


(e)      ( )  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)      ( )  An employee benefit plan or endowment fund in accordance with Rule
              13d-1(b)(1)(ii)(F);
(g)      ( )  A parent holding company or control person in accordance with Rule
              13d-1(b)(1)(ii)(G);
(h)      ( )  A savings association as defined in Section 3(b) of the
              Federal Deposit Insurance Act;
(i)      ( )  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j)      (x)  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. ( )

Item 4.  OWNERSHIP.

(1)      COLLEGE RETIREMENT EQUITIES FUND
         (a) Amount Beneficially Owned: 1,374,100
         (b) Percent of Class: 5.749%
         (c) The Board of Trustees of CREF, an investment company, has sole power to vote 1,374,100 shares of common stock and authority to direct the disposition of the 1,374,100 shares of common stock. TIAA-CREF Investment Management, LLC, CREF's investment adviser, is authorized to sell the 1,374,100 shares on behalf of CREF in its discretion, subject to the ultimate authority of the CREF Board of Trustees.

(2)      TIAA SEPARATE ACCOUNT VA-1
         (a) Amount Beneficially Owned: 200
         (b) Percent of Class: 0.001%
         (c) The management committee of VA-1, an investment company, has sole power to vote 200 shares of common stock, and authority to direct the disposition of the 200 shares of common stock. Teachers Advisors, Inc., VA-1's investment adviser, is authorized to sell the 200 shares on behalf of VA-1 in its discretion, subject to the ultimate authority of the VA-1 Management Committee.

(3)      TIAA-CREF MUTUAL FUNDS
         (a) Amount Beneficially Owned: 54,967
         (b) Percent of Class: 0.230%
         (c) The Board of Trustees of the Mutual Funds, an investment company, has sole power to vote 54,967 shares of common stock, and authority to direct the disposition of the 54,967 shares of common stock. Teachers Advisors, Inc., the Mutual Fund's investment adviser, is authorized to sell the 54,967 shares on behalf of the Mutual Funds in its discretion, subject to the ultimate authority of the Mutual Funds Board of Trustees.

                                                             Page 10 of 13 Pages

(4)      TIAA-CREF INSTITUTIONAL MUTUAL FUNDS
         (a) Amount Beneficially Owned: 5,178
         (b) Percent of Class: 0.022%
         (c) The Board of Trustees of the Institutional, an investment company, has sole power to vote 5,178 shares of common stock, and authority to direct the disposition of the 5,178 shares of common stock. Teachers Advisors, Inc., the Institutional's investment adviser, is authorized to sell the 5,178 shares on behalf of the Institutional in its discretion, subject to the ultimate authority of the Institutional Board of Trustees.

(5)      TIAA-CREF LIFE FUNDS
         (a) Amount Beneficially Owned:        3,700
         (b) Percent of Class: 0.015%
         (c) The Board of Trustees of the Life Funds, an investment company, has sole power to vote 3,700 shares of common stock, and authority to direct the disposition of the 3,700 shares of common stock. Teachers Advisors, Inc., the Life Funds' investment adviser, is authorized to sell the 3,700 shares on behalf of the Life Funds in its discretion, subject to the ultimate authority of the Life Funds Board of Trustees.

(6)      NYS College Choice Tuition LLC
         (a) Amount Beneficially Owned: 14,336
         (b) Percent of Class: 0.060%
         (c) TIAA, as manager of the NYS Tuition LLC, has the power to vote the 14,336 shares of common stock, although The Comptroller of the State of New York may, at its discretion, notify TIAA that it intends to make voting decisions with respect to the shares. TIAA also has the authority, as manager of the NYS Tuition LLC, to direct the disposition of the 14,336 shares of common stock on behalf of the NYS Tuition LLC, in its discretion. TIAA has delegated its voting and investment management authority to Teachers Advisors, Inc., a registered investment adviser.

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).

Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
                                 Not Applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                                 Not Applicable

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  See attached Exhibit A.

                                                            Page 11 of 13 Pages

Item 9.  NOTICE OF DISSOLUTION OF GROUP:    Not Applicable

Item 10. CERTIFICATION.
         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2001
                                      COLLEGE RETIREMENT EQUITIES FUND


                                      By: /s/ Lisa Snow
                                          ---------------------------
                                          Lisa Snow
                                          Vice President and
                                          Chief Counsel, Corporate

                                      TIAA SEPARATE ACCOUNT VA-1


                                      By: /s/ Lisa Snow
                                          ---------------------------
                                          Lisa Snow
                                          Vice President and
                                          Chief Counsel, Corporate

                                      TIAA-CREF MUTUAL FUNDS


                                      By: /s/ Lisa Snow
                                          ---------------------------
                                          Lisa Snow
                                          Vice President and
                                          Chief Counsel, Corporate


                                      TIAA-CREF INSTITUTIONAL MUTUAL FUNDS


                                      By: /s/ Lisa Snow
                                          ---------------------------
                                          Lisa Snow
                                          Vice President and
                                          Chief Counsel, Corporate

                                                             Page 12 of 13 Pages

                                      TIAA-CREF LIFE FUNDS


                                      By: /s/ Lisa Snow
                                          ---------------------------
                                          Lisa Snow
                                          Vice President and
                                          Chief Counsel, Corporate

                                      NYS COLLEGE CHOICE TUITION LLC
                                      By: Teachers Insurance and Annuity
                                          Association of America,
                                          as manager


                                      By: /s/ Lisa Snow
                                          ---------------------------
                                          Lisa Snow
                                          Vice President and
                                          Chief Counsel, Corporate

                                                             Page 13 of 13 Pages



                                    EXHIBIT A

            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
            ---------------------------------------------------------

College Retirement  Equities Fund - IV
TIAA Separate Account VA-1 - IV
TIAA-CREF Mutual Funds - IV
TIAA-CREF Institutional Mutual Funds - IV
TIAA-CREF Life Funds - IV
NYS College Choice Tuition LLC - OO


The College Retirement Equities Fund, TIAA Separate Account VA-1, TIAA-CREF Mutual Funds, TIAA-CREF Institutional Mutual Funds, TIAA-CREF Life Funds and NYS College Choice Tuition LLC (the "Reporting Persons") are filing as a group because CREF's investment adviser, TIAA-CREF Investment Management, LLC, is affiliated and employs some of the same investment personnel as Teachers Advisors, Inc., the investment adviser for TIAA Separate Account VA-1,TIAA-CREF Mutual Funds, TIAA-CREF Institutional Mutual Funds, TIAA-CREF Life Funds and NYS College Choice Tuition LLC. However, because separate investment decisions are made with respect to the respective portfolio holdings of each of the Reporting Persons and there is no oral or written agreement or arrangement among the Reporting Persons with respect to acquisition, voting, disposition or otherwise of their securities, each Reporting Person disclaims beneficial ownership of the others' securities holdings and disclaims its membership in a group with the other Reporting Person, where the purpose of the group is to acquire control of or influence management of the issuer.